INDEPENDENT AUDITORS’ CONSENT

We consent to the incorporation by reference in this Registration Statement of Midwest Express Holdings, Inc. on Form S-8 of our report dated March 7, 2003 (which report expresses an unqualified opinion and includes explanatory paragraphs relating to the change in methods of accounting for major airframe maintenance as well as frequent flyer revenue in 2000 and the ability of Midwest Express Holdings, Inc. to continue as a going concern), appearing in the Annual Report on Form 10-K of Midwest Express Holdings, Inc. for the year ended December 31, 2002.

/s/ Deloitte & Touche LLP

Milwaukee, Wisconsin
December 3, 2003